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Exhibit 4.01

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of the 10th day of August, 1999, by and among LEXON TECHNOLOGIES, INC., a Delaware corporation, as seller (the "Company"), and MILLER CAPITAL CORPORATION ("Miller"), STEPHEN A McCONNELL ("McConnell"), JOCK PATTON ("Patton") and DICKERSON WRIGHT ("Wright") as purchasers (collectively, the "Purchasers").

AGREEMENT:

Company and Purchasers agree as follows:

1. Purchase and Sale of Securities.

a. Securities Purchased. The Company hereby sells and each of the Purchasers hereby buys (i) a Promissory Note (each individually a "Note" and collectively the "Notes") due December 10, 1999 (or earlier upon the occurrence of certain events described therein) made by the Company, which Notes are in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000) each in the case of the Notes purchased by Miller and Wright or One Hundred Twenty Five Thousand Dollars ($125,000) in the case of the Notes purchased by McConnell and Patton, (ii) a five-year Warrant to Purchase Common Stock (each individually a "Warrant" and collectively the "Warrants") entitling each Purchaser to purchase an aggregate of Twenty Five Thousand (25,000) shares, in the case of Miller and Wright, or Twelve Thousand Five Hundred Shares (12,500) shares, in the case of McConnell and Patton, of the common stock (the "Common Stock") of the Company, at an exercise price of Two Dollars and Fifty Cents ($2.50) per share, subject to adjustments as provided therein, and (iii) in the case of Miller and Wright, Twenty Five Thousand (25,000) shares of Common Stock each or, in the case of McConnell and Patton, Twelve Thousand Five Hundred (12,500) shares of Common Stock each. Forms of the Notes and the Warrants are attached hereto as Exhibits "A" and "B" respectively, and together with the Common Stock are sometimes collectively referred to herein as the "Securities."

b. Purchase Price. The purchase price of the Note and the Warrant purchased by each Purchaser shall be an amount equal to the original principal amount of the Note purchased by such Purchaser. The purchase price for the Common Stock shall be $.0013333 per share. Notwithstanding the foregoing, the aggregate proceeds received by the Company in respect of the purchase of the Securities shall be reduced by any amounts payable to the Purchasers in respect of the transactions contemplated hereby (including, without limitation, the fees set forth in section 7(i) hereof).

2. Representations and Warranties of Purchaser. Each Purchaser represents and warrants to the Company that (i) such Purchaser is acquiring the Securities for his or its own account for investment purposes only and not with a view to the distribution or sale of such

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Securities within the meaning of the Securities Act (as defined herein), (ii) such Purchaser is an "accredited investor," as such term is defined in Rule 501 promulgated under the Securities Act, (iii) such Purchaser has read this Agreement and the annual financial statements of the Company for its most recently completed fiscal year, together with any available quarterly financial statements of the Company for quarterly periods subsequent to the end of the Company's most recently completed fiscal year (collectively, the "Supplemental Information") and is capable of evaluating and understanding this Agreement, including all Exhibits hereto, and the Supplemental Information, (iv) such Purchaser has been provided with all information such Purchaser has requested from the Company and has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and the Supplemental Information, (v) such Purchaser understands the significant risks involved with an investment in the Securities, (vi) such Purchaser understands that the Securities have not been and will not be registered under the Securities Act or registered or qualified under any state securities or blue sky laws and that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act and applicable state securities and blue sky laws or an exemption from such registration is available, and (vii) such Purchaser understands that no federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Securities. As used herein, "Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at any applicable time.

3. Representations and Warranties of the Company. The Company represents and warrants to each of the Purchasers that:

a. Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to conduct its business as presently conducted. The Company has all requisite power and authority to execute and deliver this Agreement, the Securities and all other documents and agreements contemplated hereby and thereby, and to perform the provisions hereof and thereof. The Company has all necessary corporate power and authority to enter into this Agreement, the Securities and any other documents or agreements contemplated hereby or thereby, and to perform its obligations hereunder and thereunder. Each of this Agreement, the Securities and any other documents or agreements contemplated hereby or thereby has been duly authorized, executed and delivered by, and each is the valid and binding obligation of, the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally. Neither the execution and delivery of this Agreement, the Securities and all other documents and agreements contemplated hereby and thereby, nor the performance of the Company's obligations hereunder and thereunder, will violate any provision of the Company's articles of incorporation or bylaws or violate or result in a breach of or default under any contract, indenture, mortgage or other agreement of any kind

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whatsoever to which the Company is a party or by which it or its property is or may be bound.

b. Capital Stock. The authorized capital stock of the Company consists of 100,000,000 shares of $.001 par value common stock (the "Common Stock"). As of the date of this Agreement, 11,500,000 shares of Common Stock are issued and outstanding. Except as set forth on Exhibit "C", the Company has no outstanding capital stock or other securities convertible into or exchangeable for any of its capital stock or any right to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance of, any of its capital stock or any securities convertible into or exchangeable for any of its capital stock.

c. Application of Proceeds. The Company shall use the net proceeds for general working capital (it being acknowledged that a portion of the proceeds may be used by the Company to pay fees and expenses related to the transactions contemplated by this Agreement).

d. Business, Properties and Other Information Regarding the Company. The Company has delivered to each Purchaser the Supplemental Information. As applicable, and at the respective dates thereof, the Supplemental Information does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1998, there has been no material adverse change in the business, prospects, condition (financial or otherwise) or operations of the Company. Except as described in the Supplemental Information, the Company does not know of any fact that materially affects adversely or will materially affect adversely the business, business prospects, operations of the Company on a consolidated basis, or the ability of the Company to perform its obligations under this Agreement and the Securities.

e. Litigation; Observance of Statutes, Regulations and Orders. There are no material actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any governmental body which, if determined adversely to the Company, could reasonably be expected to materially and adversely affect the business, prospects, properties, condition (financial or otherwise) or operations of the Company. The Company is not in violation of any statute or other rule or regulation of any governmental body, the violation of which could reasonably be expected to materially and adversely affect the business, prospects, properties, condition (financial or otherwise) or operations of the Company.

f. Title to Property. Except for personal property under lease, the Company has good and merchantable title to all of its material personal property. The Company has full and undisturbed possession under all leases necessary in any material respect for the operation of its business.

g. Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns. The Company is not aware of any proposed material tax assessment against it. To the knowledge of

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the Company, none of its tax returns are currently under audit by any governmental body.

h. Compliance with Laws and Other Obligations of the Company. The consummation of the transactions contemplated by this Agreement and the Securities, and the execution, delivery and performance of the terms and provisions of this Agreement and the Securities, will not (i) contravene or result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company under any loan, credit agreement, corporate charter, bylaws or other material agreement or instrument to which the Company is a party or by which any property of the Company is bound, (ii) violate any provision of any statute or other rule or regulation of any governmental body applicable to the Company, the violation of which, in any such case, would materially and adversely affect the business, prospects, properties, condition (financial or otherwise) or operations of the Company.

i. Governmental Authorizations. No consent, approval or authorization of, or registration, filing or declaration with, any governmental body is required for the validity of the execution and delivery or for the performance by the Company of this Agreement or the Securities.

j. Licenses, Permits, etc. The Company possesses all material licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names or rights thereto, required to conduct its business substantially as now conducted and as currently proposed to be conducted, without known conflict, after due inquiry, with the rights of others.

k. Financial Statements. Each of the financial statements included in the Supplemental Information is consistent with the books and records of the Company and is complete and accurate in all material respects. Since March 31, 1999, there have been no material changes in the consolidated assets, liabilities or financial position of the Company.

4. Acknowledgment of Receipt and Review of Supplemental Information. Each Purchaser acknowledges that he or it has received copies of, and has reviewed in their entirety, the documents constituting the Supplemental Information.

5. Prepayment.

a. Option Prepayment. Upon notice to the holder thereof, the Company, at its option, may prepay any Note in whole or in part at any time, in each case together with accrued interest, if any, through the date of prepayment and any required Prepayment Fee (as described in Section 5(c) below. Upon any prepayment of a portion of the principal amount of any Note, the holder of such Note, at its option, may require the Company to make and deliver, at the expense of the Company (other than transfer taxes, if any), upon surrender of such Note, a new Note payable in the principal amount of the surrendered Note then remaining unpaid, dated as of the date to which interest has been paid on the unpaid principal amount of the surrendered Note.

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b. Mandatory Prepayment. Upon the occurrence of the closing of any debt or equity financing transaction or series of related debt or equity financing transactions which results in net proceeds to the Company in an aggregate amount greater than or equal to $750,000 (a "Repayment Event"), the entire principal amount of each Note outstanding at such time, together with accrued interest through the date of repayment and any required Prepayment Fee (as described in Section 5(c) below), shall be due and payable in full.

c. Prepayment Fee. Upon the repayment of all or a portion of any Note prior to December 10, 1999 (whether as a result of optional prepayment at the election of Borrower, the occurrence a Repayment Event, or otherwise), the Company agrees to pay, as additional compensation to the holder of such Note, a prepayment fee in an amount equal to the amount of interest that would otherwise accrue under such Note (notwithstanding such prepayment) on the principal amount thereof so repaid from the date of repayment through and including December 10, 1999 (such amount, a "Prepayment Fee"). Any Prepayment Fee will be due and payable immediately upon such full or partial prepayment, and any overdue Prepayment Fee shall bear interest at the rate applicable to overdue interest under such Note.

6. Financial Information.

a. Quarterly and Annual Reports. As long as any of the Securities remains outstanding, within sixty (60) days after the end of each fiscal quarter, and within ninety (90) days of the end of each fiscal year of the Company, the Company will furnish to the Purchasers either (i) a copy of each of the Company's quarterly and annual report required to be filed by the Company with the Securities and Exchange Commission (the "SEC"), or (ii) if the Company is not subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, unaudited financial information consisting of at least a balance sheet and a statement of results of operations. In the event the Company's financial statements are audited by an independent accounting firm, the Company will provide a copy of such audit report to the Purchasers within a reasonable time of receiving such report.

b. Request by Purchasers. As long as any of the Securities remain outstanding, each of the Purchasers and such Purchaser's respective authorized agents shall have the right to review any and all books and records of the Company and to copy the same and make excerpts therefrom, and to inspect the property and assets of the Company, at all times on 24 hours notice to the Company. The Company shall, and shall cause its employees, agents and advisors to, cooperate fully with the Purchasers in any such review or inspection.

7. Miscellaneous.

a. Notices. All notices and other communication provided for in this Agreement shall be in writing and delivered, telecopied or mailed, registered or certified, addressed as follows:

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(i) if to the Company:

LEXON Technologies, Inc.

1401 Brook Drive

Downer's Grove, Illinos 60515

Attn: Steven J. Peskaitis

with a copy to:

Rieck and Crotty

55 West Monroe Street

Suite 3390

Chicago, Illinois 60603

Attn: Thomas W. Rieck

(ii) if to the Purchasers:

Miller Capital Corporation

4909 East McDowell Road

Phoenix, AZ 85008

Attn: Rudy R. Miller

and

Stephen A McConnell

6700 E. Solano Drive

Paradise Valley, Arizona 85253

and

Jock Patton

5430 East Arcadia Lane

Phoenix, Arizona 85018

and

Dickerson Wright

14366 Twisted Branch Road

Poway, California 92064

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with a copy to:

Squire, Sanders & Dempsey L.L.P.

Two Renaissance Square

40 North Central Avenue, Suite 2700

Phoenix, Arizona 85004-4441

Attention: Christopher D. Johnson

Any notice or communication shall be deemed to have been given when delivered, telecopied or mailed as aforesaid.

b. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

c. Further Assurances. The Company shall take such actions and execute and deliver such instruments as any Purhaser may reasonably request (at the expense of the Company) to further perfect, evidence or consummate the transactions contemplated by this Agreement.

d. Waiver. A waiver on the part of any party hereto of any term, provision or condition of this Agreement or breach thereof shall not constitute a precedent, nor bind either party hereto to a waiver of any other term, provision or condition of this Agreement or any other or succeeding breach of the same or any other term, provision or condition thereof.

e. Amendments. This Agreement shall not be modified, amended or otherwise changed without the written agreement of each of the parties hereto.

f. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g. Entire Agreement. This Agreement (including all exhibits hereto) contains the entire understanding between the parties relating to its subject matter and supersedes all prior agreements, understandings, representations and statements, oral or written.

h. Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

i. Payment of Fees. The Company agrees to pay each of the Purchasers a funding fee in an amount equal to three percent (3%) of the initial principal amount of each Note, such funding fee to be due and payable in full at closing. The Company agrees to pay or reimburse each of the Purchasers for legal fees and expenses incurred in connection with the preparation

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and negotiation of this Agreement, the Note, the Warrant and the other documents, instruments and agreements executed in connection with the transactions contemplated hereby (not to exceed $2,500 in the aggregate for legal fees and expenses). In addition, in the event of a breach or threatened breach the Company agrees to pay or reimburse each of the Purchasers for all reasonable costs and expenses incurred in connection with enforcing this Agreement, the Note, the Warrant or any other document, instrument or agreement executed in connection with the transactions contemplated hereby (including without limitation reasonable legal fees and expenses).

j. Additional Information. The Company agrees to provide each of the Purchasers, upon the request of any Purchaser, with copies of any periodic reports, registration statements or other documents filed by the Company with the SEC after the date hereof and, subject to applicable securities laws, with such other information as any Purchaser may reasonably request from time to time concerning the business, prospects, condition (financial or otherwise) or operations of the Company.

k. Notice of Defaults. The Company shall provide the Purchasers prompt written notice if the President or any Vice President of the Company shall become aware of (i) the occurrence of any breach or default under or any event or condition which with notice or the lapse of time or both would constitute a breach of or default under this Agreement, the Note, the Warrant or any other document or instrument executed in connection with the transactions contemplated hereby, or (ii) the occurrence of any event or condition which would constitute a "Default", an "Event of Default" or any equivalent term under any other loan agreement, credit agreement, promissory note, mortgage, indenture or other agreement or instrument evidencing or relating to indebtedness to which the Company is or may become a party (as any such document from time to time amended, restated or otherwise modified) (all such events and conditions shall constitute an "Event of Default" under this Agreement).

l. Governing Law. This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of law principles.

m. Return of Payments. The Company expressly agrees that to the extent that it makes a payment or payments under the Note and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations of the Company under the Note intended to be satisfied by such payment or payments shall be revived and continued in full force and effect as if said payment or payments had not been made.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date above first written.

LEXON TECHNOLOGIES, INC., a Delaware corporation

By____________________________

Title__________________________

MILLER CAPITAL CORPORATION, on behalf of itself and the other Purchasers

By____________________________

Title__________________________